Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Media Relations	CarolAnn Hibbard, 508.661.2264, news@ameresco.com
	Investor Relations	Suzanne Messere, 508.598.3044, ir@ameresco.com
Ameresco Chief Financial Officer Andrew B. Spence to Retire and
John R. Granara to be Named CFO

FRAMINGHAM, MA - March 30, 2015 - Ameresco, Inc. (NYSE:AMRC), a leading energy efficiency and renewable energy company, today announced that Vice President and Chief Financial Officer Andrew B. Spence will retire at the end of the current fiscal year, December 31, 2015. As part of this transition, Ameresco also announced that John R. Granara has been named to succeed Mr. Spence as Chief Financial Officer, effective May 1, 2015.

“Under Andrew’s leadership as CFO over the last 13 years, we developed a structured finance team that is a core component of our value proposition, which fostered continuous growth and has become a standard for the industry,” said George P. Sakellaris, President and Chief Executive Officer, Ameresco. “I greatly appreciate Andrew’s dedication and contributions, including on our transition to a public company in 2010. I am confident that the time he and John have worked together should enable a smooth transition for Ameresco, and I wish Andrew all the best in his retirement.”

Mr. Granara joined Ameresco as Vice President and Chief Accounting Officer in September 2013. His career has included more than 20 years of leadership roles with increasing responsibilities while building global financial expertise primarily with early stage and publicly-traded companies within the clean technology and technology sectors. Prior to joining Ameresco, he served as Vice President Finance, Chief Accounting Officer and Corporate Controller for GT Advanced Technologies, Inc., a diversified technology company with innovative crystal growth equipment and solutions for the global solar LED and electronics industries.

“Based upon John’s impressive track record since joining us 18 months ago, we are enthusiastic about the contributions he can make as a CFO,” said Sakellaris. “As Chief Accounting Officer, he has been implementing his clear vision of an enhanced finance function. We have also benefited from meaningful analytics that provide additional business insight that supports achieving our goals and objectives. John has demonstrated that he is ready to assume the responsibility of CFO, and we are looking forward to his transition.”

“I am honored to have served Ameresco as CFO for many years and to have experienced the challenge of taking the Company public,” said Andrew Spence. “Throughout my tenure with Ameresco I was fortunate to work with an entrepreneurial leadership team. I look forward to collaborating with John through year-end for a professional and seamless transition for the Company.”

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading independent provider of comprehensive services, energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions for businesses and organizations throughout North America and Europe. Ameresco’s sustainability services include upgrades to a facility’s energy infrastructure and the development, construction and operation of renewable energy plants. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,000 employees providing local expertise in the United States, Canada, and the United Kingdom. For more information, visit www.ameresco.com.

#